UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2026

Martin Marietta Materials, Inc.

(Exact name of registrant as specified in its charter)

North Carolina	001-12744	56-1848578
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4123 Parklake Avenue Raleigh, North Carolina		27612
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 919-781-4550 Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $0.01 par value per share	MLM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

Amendment No. 1 to Credit Agreement

On July 10, 2026, Martin Marietta Materials, Inc. (the “Corporation”) entered into Amendment No. 1 (the “Amendment”) with JPMorgan Chase Bank, N.A. (“JPMCB”) and certain financial institutions, as lenders, to the Corporation’s $800,000,000 five-year senior unsecured revolving credit facility with JPMCB, as administrative agent, and the lenders and issuing lenders party thereto (the “Revolving Credit Agreement”, and the facility thereunder, the “Revolving Facility”).

The Amendment amends the Revolving Credit Agreement to modify the financial covenant contained therein to provide that if the Corporation’s previously announced acquisition of Lhoist North America, Inc. (the “Acquisition”) is consummated, then the maximum Leverage Ratio (as defined in the Revolving Credit Agreement) shall not exceed (a) for the first three fiscal quarters ending after the closing date of the Acquisition, 4.75:1.00, (b) for the next succeeding three fiscal quarters, 4.25:1.00 and (c) thereafter, 3.75:1.00.

The full text of the Amendment is filed as Exhibit 10.1 hereto and is incorporated herein by reference. The description of the Amendment and Revolving Credit Agreement contained herein are qualified in their entirety by the terms of the Amendment and the Revolving Credit Agreement.

Term Credit Agreement

On July 15, 2026, the Corporation entered into a Term Credit Agreement (the “Term Credit Agreement”) with JPMCB, as administrative agent, and certain financial institutions, as lenders, pursuant to which such lenders committed to provide, subject to the consummation of the Acquisition and other customary conditions, a three-year senior unsecured term loan facility in an aggregate principal amount of $1,500,000,000 (the “Term Facility”). The proceeds of the Term Facility may be used by the Corporation to pay a portion of the cash consideration payable in connection with the Acquisition and to pay related fees and expenses. The Term Facility matures three years after the date on which it is funded and is not subject to amortization.

Loans under the Term Credit Agreement will bear interest, at the option of the Corporation, at either the Term SOFR Rate (determined in accordance with the Term Credit Agreement) or the Base Rate (determined in accordance with the Term Credit Agreement), in each case plus a margin determined in accordance with a ratings-based pricing grid. In addition, the Corporation will pay a commitment fee on the daily amount of undrawn commitments under the Term Facility at a rate per annum determined in accordance with a ratings-based pricing grid, during the period from and including October 25, 2026 to but excluding the date on which the commitments under the Term Facility terminate (including upon the borrowing of the loans under the Term Facility).

The Term Credit Agreement contains certain customary covenants and events of default, including a covenant that the Corporation will maintain a maximum Leverage Ratio (as defined in the Term Credit Agreement) not to exceed (a) for the first three fiscal quarters ending after the closing date of the Acquisition, 4.75:1.00, (b) for the next succeeding three fiscal quarters, 4.25:1.00 and (c) thereafter, 3.75:1.00, provided that the Corporation may exclude from the Leverage Ratio debt incurred in connection with certain acquisitions for a period of four quarters so long as the Leverage Ratio calculated without such exclusion does not exceed 4.25:1.00. Additionally, if there are no amounts outstanding under both the Revolving Facility and the Corporation’s accounts receivable securitization facility, consolidated debt will be reduced for purposes of the calculation of the Leverage Ratio by the Corporation’s cash and cash equivalents, such reduction not to exceed $500,000,000. If any of the events of default occur and are not cured within applicable grace periods or waived, any unpaid amounts under the Term Credit Agreement may be declared immediately due and payable.

The full text of the Term Credit Agreement is filed as Exhibit 10.2 hereto and is incorporated herein by reference. The description of the Term Credit Agreement contained herein is qualified in its entirety by the terms of the Term Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information is included under Item 1.01 “Entry into a Material Definitive Agreement” with respect to the Term Credit Agreement and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Amendment No. 1 dated as of July 10, 2026 among the Corporation, the Lenders (as defined in the Revolving Credit Agreement) and JPMCB.

10.2	Term Credit Agreement dated as of July 15, 2026 among the Corporation, the Lenders (as defined in the Term Credit Agreement) and JPMCB.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 15, 2026	MARTIN MARIETTA MATERIALS, INC.

	By:	/s/ George F. Schoen
		Name:	George F. Schoen
		Title:	Executive Vice President, General Counsel and Corporate Secretary